Exhibit 99.1

SunEdison Announces Pricing of $725 Million of Second Lien Secured Term Loans and entry into Exchange Transactions, Resulting in $738 Million Reduction of Debt

MARYLAND HEIGHTS, Mo., Jan. 7, 2015 /PRNewswire/ — SunEdison, Inc. (the “Company”) (NYSE: SUNE) announced today the pricing of $725 million of Second Lien Secured Term Loans (the “Second Lien Facilities”) and also that it has entered into a series of exchange agreements with certain holders (the “holders”) of its Convertible Senior Notes due 2018, 2020, 2022 and 2025 and its Perpetual Convertible Preferred Stock (the “2018 Notes,” “2020 Notes,” “2022 Notes,” “2025 Notes,” and “Preferred Stock,” respectively), under which such holders have agreed with the Company to certain exchange transactions as described below (“the Exchange Transactions”). The Exchange Transactions and funding of the amounts under the Second Lien Facilities (collectively the “Transactions”) are expected to close on January 11, 2015, subject to customary closing conditions. The Company expects to receive $725 million in gross cash proceeds from the Second Lien Facilities. The proceeds from the Second Lien Facilities will be used to repay all of the outstanding indebtedness under the Company’s existing second lien credit facility (approximately $170 million), interest, transaction costs, and for general corporate purposes.

The Second Lien Facilities will be comprised of $500 million of A1 loans, and $225 million of A2 loans, each of which will bear interest at a rate of LIBOR + 10.0% per annum and will mature on July 2, 2018. Lenders under the A1 portion of the facilities will receive warrants exercisable at any time for an aggregate of 19.8 million shares of common stock, and lenders under the A2 portion of the facilities will receive warrants exercisable at any time for an aggregate of 8.9 million shares of common stock, in each case at an exercise price of $0.01 per share. The Second Lien Facilities will contain customary covenants, representations and warranties and events of default.

In the Exchange Transactions, SunEdison has agreed to the following:

•	to issue $225 million aggregate principal amount of new senior secured convertible notes due 2018 (the “New Notes”) in exchange for, in the aggregate, $40.5 million principal amount of the 2020 Notes, $106.9 million principal amount of the 2022 Notes, $97.0 million principal amount of the 2023 Notes and $91.4 million principal amount of the 2025 Notes;

•	to issue a total of an estimated $28.0 million shares of common stock (the “note exchange shares”) in exchange for, in the aggregate, $44.3 million principal amount of the 2018 Notes, $71.0 million principal amount of the 2020 Notes, $10.5 million principal amount of the 2021 Notes, $37.0 million principal amount of the 2022 Notes, $43.0 million principal amount of the 2023 Notes and $38.5 million principal amount of the 2025 Notes; and

•	to issue a total of an estimated $11.8 million shares of common stock (the “equity exchange shares” and, together with the note exchange shares, the “exchange shares”) in exchange for, in the aggregate, $158.3 million (or 158,327 shares) of the Preferred Stock.

The estimates of the aggregate number of exchange shares have been calculated based on the closing price of SunEdison common stock on January 6, 2016 and the actual number of exchange shares delivered may vary due to pricing adjustments included in certain of the exchange agreements.

In connection with the entry into the Second Lien Facilities, the exchange transactions and the issuance of warrants described above, on January 6, 2016, SunEdison entered into registration rights agreements with holders of the exchange shares and the shares underlying the warrants described above (the “registration rights agreements”). Under the registration rights agreements, SunEdison has agreed to file shelf registration statements (or prospectus supplements to an existing registration statement) to register the resale of such shares.

About SunEdison

SunEdison is the largest global renewable energy development company and is transforming the way energy is generated, distributed, and owned around the world. The company develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. SunEdison is one of the world’s largest renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices and technology manufacturing around the world. SunEdison’s common stock is listed on the New York Stock Exchange under the symbol “SUNE.” To learn more visit www.sunedison.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “anticipate,” “believe,” “intend,” “plan,” “predict,” “outlook,” “objective,” “forecast,” “target,” “continue,” “will,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that SunEdison expects or anticipates will occur in the future are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond SunEdison’s control and are described in SunEdison’s Form 10-K for the fiscal year ended December 31, 2014, as well as additional factors it may describe from time to time in other filings with the Securities and Exchange Commission. Forward-looking statements provide SunEdison’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made, but SunEdison can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially. SunEdison disclaims any obligation to update or revise any forward-looking statement, except as required by law.

Media:

Ben Harborne

bharborne@sunedison.com

(650) 474-1631

Investors/Analysts:

Kurt S. Wittenauer

kwittenauer@sunedison.com

(314) 770-7450